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                                                                   EXHIBIT 10.28
                                   AGREEMENT

     Agreement dated as of August 31, 1995 by and between

     ASTRA HASSLE AB, Karragatan 5, S-431 83 Molndal, Sweden (hereinafter referred to as "ASTRA")

     and

     GENOME THERAPEUTICS CORPORATION, 100 Beaver Street, Waltham, MA 02154 USA (hereinafter referred to as "GTC").

     1.           BACKGROUND

     1.1 ASTRA is the inventor of, and possesses, patents and other rights referable to a pharmaceutical speciality with the non proprietary name OMEPRAZOLE for the treatment of acid related diseases, such as ulcer. Observations have been made that there is a connection between ulcer disease and Helicobacter Spp. ASTRA is engaged in research seeking development of eradication therapies for Helicobacter spp and is in possession of certain genomic sequence information related to Helicobacter SPP.

     1.2 GTC is involved in Helicobacter spp research, and has developed a Helicobacter Data Base and GTC Helicobacter Technology (as those terms are defined below).

     1.3 ASTRA and GTC desire to enter into a collaboration based on the Helicobacter Data Base of GTC and on GTC Helicobacter Technology to develop a pharmaceutical product and/or Vaccine and/or diagnostic product effective against gastrointestinal infection or any other disease caused by Helicobacter spp. For the purpose of this collaboration ASTRA and GTC have jointly agreed upon a research plan, attached hereto as Exhibit 1.

     2.           DEFINITIONS

     2.1 The terms "ASTRA" and "GTC" as used in this Agreement shall include any corporation or other entity worldwide directly or indirectly controlled by, controlling, or under common control with, ASTRA and GTC, respectively, and for such purpose control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting interest in such corporation or other entity or the power to direct the management of such corporation or other entity.
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     2.2          The term "CPI" as used in this Agreement shall mean the
                  Consumer Price Index for all Urban Consumers (1982-1984=100) issued by the Bureau of Labor Statistics of the United States Department of Labor or its successor index.

     2.3 The term "Effective Date" as used in this Agreement shall mean the date first above written.

     2.4 The term "GTC Helicobacter Technology" as used in this Agreement shall have the meaning set forth in Article 5.

     2.5 The term "Helicobacter Data Base" as used in this Agreement shall mean GTC's Helicobacter Spp DNA sequence data base and any and all electronic and hard copy data related thereto.

     2.6 The terms "Pharmaceutical Product", "Vaccine Product" and "Diagnostic Product", as used in this Agreement shall have the meanings set forth in Article 4.5.

     2.7 The term "Product" as used in this Agreement shall mean collectively Pharmaceutical Product, Vaccine Product and Diagnostic Product or any one or more of them and Pharmaceutical Product, Vaccine Product and Diagnostic Product shall each be a "Product Category".

     2.8 The term "Research Collaboration" as used in this Agreement shall mean the collaboration to be performed under the Research Plan.

     2.9 The term "Research Plan" as used in this Agreement shall mean the research plan attached hereto as Exhibit 1, hereto, as subsequently amended, improved or modified from time to time.

     2.10         The term          *              as used in this Agreement
                  shall have the meaning set forth in Article 6.

     2.11 The term "Resulting Technology" as used in this Agreement shall have the meaning set forth in Article 6.

     2.12 The term "Software Technology" as used in this Agreement shall have the meaning set forth in Article 7.

     2.13 The term "Vaccine" as used in this Agreement shall mean an infectious agent or component(s) thereof administered to a human being or other mammals in order to elicit a protective or therapeutic specific immune response against an infectious agent; such agent or component(s) does also include synthetic or recombinantly produced antigens or epitopes or genetic material encoding corresponding antigens or epitopes.

     2.14 The grant of a license on an exclusive basis means that the licensor may not use or exploit the licensed technology itself nor grant a third party such rights.


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     3.           RESEARCH COLLABORATION

     3.1 GTC undertakes to use all reasonable efforts to perform the tasks assigned to it according to the Research Plan.

     3.2 For the purpose of the Research Collaboration , the parties shall establish:

                  a A JOINT MANAGEMENT COMMITTEE responsible for the management and coordination of the Research Collaboration consisting of two representatives of senior management from each party. The chairman will be designated by ASTRA from among the four representatives. Decisions will be taken by majority vote except that in the case of a deadlock the Chairman shall cast the deciding vote. Material changes in the Research Plan shall be subject to the approval of the Joint Management Committee. In the event the Joint Management Committee shall approve a change of direction and/or scope of the Research Collaboration and such change would in the absence of additional funding have an adverse economic impact upon GTC, the parties agree to negotiate in good faith an increase in the funding to be provided hereunder by ASTRA so as to avoid such adverse economic impact upon GTC and GTC shall not be required to incur any additional expense until such agreement is in place.

                  b A JOINT RESEARCH COMMITTEE responsible for the day to day activities consisting of three representatives from each party with the possibility to call in additional members on an ad hoc basis. In case it is not possible to reach consensus, the issue will be decided by the Joint Management Committee.

       3.3        During the term of this Agreement, GTC shall not,  *

                                               , without ASTRA's prior written
                  consent given at its own discretion. However, GTC may search and otherwise access all its databases including Helicobacter spp and utilize information with respect thereto in its other research programs provided (i) GTC *

                  and (ii)  *

                                            .

       3.4 ASTRA has disclosed to GTC prior to the execution of this Agreement certain ongoing research collaborations with third parties involving Helicobacter spp. ASTRA may enter into further collaborations related to Helicobacter spp with other parties and GTC is prepared to collaborate with such parties, reasonably acceptable to GTC, on behalf of ASTRA.


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       4.         REMUNERATION

       4.1 As the entire consideration of all services rendered and rights granted under this Agreement, ASTRA shall pay to GTC the compensation specified in this Article 4.

       4.2        a)    A non-refundable license fee of       *       to be paid
                        upon the Effective Date of this Agreement in same day federal funds of which USD$500,000, subject to indexation as set forth in Artical 4.6 (a), shall be fully creditable against the royalties payable to GTC hereunder.

                  b)    A non-accountable non-refundable allowance of    *
                                      in reimbursement of capital and other
                        expenditures incurred, or to be incurred, by GTC in connection with the Research Collaboration payable upon the Effective Date of this Agreement in same day federal funds.

                  c)    A research incentive fee of       *       to be paid
                        within thirty (30) days after GTC shall have notified ASTRA that scientists of GTC engaged in the Research Collaboration have devoted not less than * man-years to
                        such research but in no event earlier than      *
                            .

       4.3        a)    Research support of       *      per man-year in
                        reimbursement of scientists of GTC actually engaged in
                        the  Research Collaboration payable in advance of each
                        quarter to which the same is attributable based upon
                        reasonable estimates (but after giving effect to any
                        debit or credit balance at the end of the prior period).
                        Within thirty (30) days following the end of each
                        quarter, GTC shall provide ASTRA with a written
                        statement specifying the scientists performing Research
                        Collaboration and the time devoted thereto by each of
                        them during the preceding quarter and a calculation of
                        the amount due for such quarter and the debit or credit
                        balance at the end of such quarter.  GTC will provide,
                        and ASTRA will support, a minimum of *  scientist man-
                        years for the first twelve (12) month period following
                        the Effective Date, a minimum of  * scientist man-years
                        for the ensuing twelve (12) month period and a minimum
                        of * scientist man-years for the subsequent six (6)
                        month period.  The number of scientist man-years in
                        excess of the minimum shall be subject to the approval
                        of ASTRA. The scientific man-years for any period
                        specified above or subsequently agreed upon, if any,
                        shall be spread during the period in such manner as may
                        be reasonably required by the normal course of the
                        Research Collaboration.  It is the expectation of the
                        parties that approximately      *     of the scientist
                        man-years for any such period shall be in relation to
                                        *                   .

                  b) ASTRA shall reimburse GTC for each scientist engaged in the Research Collaboration terminated by GTC for customary out of pocket severance expense for a period not exceeding six (6) months incurred by GTC as a result of any reduction requested by ASTRA in


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                        the number of man-years required under this Agreement
                        provided that ASTRA's responsibility for severance for each twelve (12) month period following the Effective Date shall not exceed a number of scientists equal to the aggregate decrease in the number of scientist man-years for such year and further provided that ASTRA shall have no responsibility for the first three scientists terminated during such year. In order to avoid scientist being terminated by GTC as aforesaid GTC shall use all reasonable efforts to find other tasks for scientists detached from the Research Collaboration.

                  c) In order to make possible the control of the calculations and payments provided for in this 4.3, the records of the scientist performing Research Collaboration are open to inspection within two (2) years after the end of each calendar year by an independent certified public accountant engaged and paid by ASTRA and to whom GTC shall have no reasonable objection. Such accountant shall either confirm the accuracy of the statement by GTC or provide the necessary correction thereto but he shall not otherwise disclose any records or other information. In the event that any such inspection shows an over- reporting and overpayment GTC shall repay any additional sum that would not have been payable had GTC reported correctly, plus interest at the rate of 1.5% per month and, if such overpayment is in excess of five percent (5%) for any twelve (12) month period, GTC shall pay the cost of such examination as well.

       4.4 MILESTONE PAYMENTS if and when the following events occur payable within thirty (30) days after occurrence of the respective event. However in relation to items a) (i)-(ii) below ASTRA shall pay the respective amount thirty (30) days following the receipt by ASTRA of a written statement from GTC confirming the occurrence of the event, supported by adequate documents reflecting the results of such events in reasonable detail.

       a)                                                              Pharmaceutical         Vaccine
                                                                       Product                Product

*




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
*











































       b)         Diagnostic Product

*




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
*












                  For the purpose of 4.4 b)                   *


                                                   .

       4.5        (a)   "PHARMACEUTICAL PRODUCT" shall mean only such
                        pharmaceutical product (whether related to Helicobacter
                        Spp or not) as (i)                *

                                   described under Article 4.4 a) (i) above or
                        (ii) satisfies the definition set forth in (d) below.

                  (b)   "VACCINE PRODUCT" shall mean only such Vaccine (whether
                        related to Helicobacter Spp or not) as (i)      *
                                                      under Article 4.4 a) (ii)
                        above or (ii) satisfies the definition set forth in (d) below. "Therapeutic Vaccine Product" shall mean a Vaccine Product documented for therapeutic use. "Prophylactic Vaccine Product" shall mean a Vaccine Product documented for prophylactic use.

                  (c) "DIAGNOSTIC PRODUCT" shall mean only such diagnostic product (whether related to Helicobacter Spp or not) as
                        (i)               *                specified in Article
                        4.4 b) (i)-(iii) or (ii) satisfies the definition set forth in (d) below.

                  (d) In addition to the above items (a) - (c) the terms Pharmaceutical Product, Vaccine Product and Diagnostic Product shall comprise any product (whether related to Helicobacter Spp or not) (i) protected by the claims of
                        (x) a valid product patent of GTC           *
                                                       where such patent has
                        been licensed to ASTRA under this Agreement on an exclusive basis or (y) other patent of GTC covering any
                        technology licensed to ASTRA under this Agreement   *

                                                              or (ii) containing
                                 *          in the case of a Pharmaceutical
                        Product or     *     in the case of a Vaccine Product or
                        Diagnostic Product                 *


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                  The milestone payments set forth in 4.4 a) (i) through (v)
                  shall be payable only once in each Product Category. The milestone payments set forth in 4.4 b) (i) through (iii),
                  shall be payable     *    . All other milestone payments shall
                  be payable                        *
                            A Product shall be different from another Product if
                  its mechanism of action is different and/or it is covered by a different product patent.

       4.6        (a)   ASTRA shall pay to GTC a royalty on Net Sales of:

                        (i)    each Pharmaceutical Product and each Therapeutic
                               Vaccine Product sold in the amount of   *  for
                               cumulative Net Sales of less than        *
                                                        and   *  of cumulative
                               Net Sales of                  *                or
                               more, and                    *

                        (ii) each Diagnostic Product and Prophylactic Vaccine Product sold in the amount of * for cumulative
                               Net Sales of less than           *
                                                           and   *  of
                               cumulative Net Sales of            *
                                           *               or more.

                        The above Net Sales amounts shall be cumulative so long as a royalty is payable hereunder with respect to each Product. Commencing on the first anniversary of the
                        Effective Date the above amounts of         *
                                         and                  *
                                               and all amounts payable to GTC
                        hereunder after the first anniversary of the Effective Date shall be adjusted annually by multiplying such amounts by the fraction CPI current / CPI 1995 where CPI current equals the CPI most recently published prior to anniversary of the Effective Date in the applicable year, and CPI 1995 equals the CPI for the month in which the Effective Date shall occur.

                  (b)   In the event that ASTRA is (i) paying a royalty to a
                        third party with respect to the sale of a Product   *
                        (ii)                        *


                                                                        then Net
                        Sales of such Product for the purpose of computing
                        royalties shall be reduced by      *           provided
                        that reduction of Net Sales because of payment of a royalty shall not result in a reduction of the royalty otherwise payable


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                        to GTC in an amount in excess of the royalty to the
                        third party and further provided that any such reduction shall continue only so long as such royalty is being paid.

                   (c) In the event ASTRA should grant a sublicense for a Product to a third party, ASTRA shall pay to GTC *


                        (i)         *         of payments from such sublicensee
                        (net of withholding taxes to the extent ASTRA receives no credit therefor) in the nature of license fees, milestone payments, royalties or otherwise in consideration of the sublicense which can be in cash as well as property (tangible or intangible) and/or services to the extent it represents the excess over the then fair market value of the property (tangible or intangible) and/or services exchanged therefore.

                               In the event that ASTRA is (x) paying a royalty to a third party with respect to the sale of a
                               Product   *     (y)


                                                *                  then the
                               payment to GTC under (i) shall be     *
                                    of the payment from such sublicense;
                               provided that reduction of the amount payable to GTC because of payment of a royalty shall not exceed the royalty actually paid to the third party and further provided that any such reduction shall continue only so long as such royalty is being paid.

*

                        (ii) the royalty amount that would have been payable hereunder on the Net Sales of such sublicensee if its sales of the Product had been sold by ASTRA.

                               For the purpose of (ii) the Net Sales of a licensee shall be cumulative with the Net Sales of ASTRA for the same Product and the royalty reduction provisions of 4.6(b) shall apply.


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                        Payment to GTC shall be made within forty-five (45) days
                        after receipt by ASTRA of the payment from the sublicensee to which the same is attributable and adjustments, if necessary, shall be made when the Net Sales of the sublicensee have been determined. ASTRA shall furnish GTC with a complete and accurate copy of each sublicense-contract regarding technology licensed hereunder by GTC to ASTRA not less than ten (10) days after the execution thereof. With respect to each such sublicense, ASTRA shall furnish to GTC the same reports that ASTRA receives from such sublicensee regarding any payment from such sublicensee to ASTRA with respect to which GTC is entitled to a payment from ASTRA hereunder. GTC agrees to keep each sublicense-contract and the related reports confidential and use the same only for the purpose of verifying the accuracy of payments made by ASTRA to GTC hereunder. If a sublicensee is compensating ASTRA in other than cash then the payment to GTC shall be based upon the then fair market value thereof.

                  (d) The term "Net Sales" as used herein shall mean the actual gross selling prices charged by ASTRA for the Products in bona fide sales to third parties as per invoices covering the sales of such Products less only the deductions taken by ASTRA to determine its net sales for purposes of the Group Consolidated Statement of Earnings of Astra AB disseminated to its shareholders and the public generally.

                  (e) ASTRA shall for each calendar quarter following the launch of a Product, no later than sixty (60) days following each quarter prepare and mail a statement showing the total Net Sales in respect of which royalties according to this Article 4. are payable. Payments of such royalties shall be effected simultaneously with mailing the statement.

                        Such statements shall contain at least the following information: (i) the number of packages of each Product sold by ASTRA in each country; (ii) the Net Sales and
                        (iii) the amount of royalty due. Such statement shall be certified as by an officer of ASTRA. If no royalties are due to GTC for any reporting period, the written report shall so state.

                  (f) Upon GTC's request ASTRA shall for each Product furnish GTC with a supplement to the statement required in (e) above with respect to the U.S. and one other country to be specified by GTC in its notice of request to ASTRA setting forth each category (eg. freight, insurance, etc.) of the deductions taken by ASTRA from the actual gross selling prices charged by ASTRA for the Products to determine Net Sales to the extent consistent with the then existing bookkeeping for such country and stating the total amount of deductions for each such category. GTC may only make such request once in any twelve month period. Specification by GTC of a particular country in one twelve month period shall not preclude the specification of the same or a different country in another twelve month period.


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                  (g)   ASTRA's obligation to pay royalty and other
                        remunerations set out above in this Article 4.6 shall for each country and each separate Product remain in force for so long as ASTRA is the holder of a valid product patent protecting the respective Product or in case of a Product not protected by a valid product
                        patent of ASTRA until    *     following the commercial
                        launch of the Product in each country.

                  (h) All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Wall Street Journal) on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges except charges of receiving
                        bank                        *
                                     Late payments shall be subject to an
                        interest charge of one and one half percent (1.5%) per month.

                 (i) If transfer to U.S. dollars is subject to administrative authorization, ASTRA undertakes to file the transfer application with the competent authorities supported by all requisite documentation, and to apply its reasonable efforts to obtain such authorization and effect the remittance within the period laid down above. ASTRA further agrees to effect the transfer within thirty (30) days following the date on which authorization shall have been granted, provided that ASTRA shall not be obligated to pay before the date stipulated above.

                 (j) If for any reason beyond the control of ASTRA the transfer of payments under this Section 4 are not effected within the period hereinabove provided or within such further period of time that GTC may allow, ASTRA shall settle such payments as soon as the impediment has ceased to exist.

                 (k) In order to make possible the control of the calculations and payments provided for in this 4.6, the records of sales of Products entitling GTC to royalty and other payments under this 4.6 are open to inspection within two (2) years after the end of each calendar year by an independent certified public accountant engaged and paid by GTC and to whom ASTRA shall have no reasonable objection. Such accountant shall either confirm the accuracy of the statement by ASTRA or provide the necessary correction thereto but he shall not otherwise disclose any records or other information. In the event that any such inspection shows an under-reporting and underpayment ASTRA shall pay any additional sum that would have been payable to GTC had ASTRA reported correctly, plus interest at the rate of 1.5% per month and, if such underpayment is in excess of five percent (5%) for any twelve (12) month period, ASTRA shall pay the cost of such examination as well

       4.7       ASTRA shall pay to GTC within thirty (30) days following the
                    *    and each subsequent anniversary of the Effective Date
                 the sum of     *       as LICENSE MAINTENANCE FEE for the year
                 of the term of this Agreement except that no such payment shall be required for any such year in which (a)


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                 a milestone payment of at least      *      is also payable (if
                 a lesser or no milestone is payable, ASTRA may satisfy this condition by paying the difference) or (b) ASTRA is supporting
                 at least    *       man-years at GTC engaged in the research
                 under this Agreement. In case termination of this Agreement shall become effective on a date not being the anniversary of
                 the Effective Date the above sum of      *       shall be
                 pro-rated.

       4.8 Except as otherwise specifically provided herein, ASTRA shall not be obligated to pay any remuneration to, or to absorb any cost or expenses of, GTC.

       5.        GTC HELICOBACTER TECHNOLOGY

       5.1 GTC hereby grants to ASTRA, and ASTRA accepts, subject to the terms and conditions hereof, under GTC's patents and other intellectual property rights from time to time an exclusive worldwide perpetual, sublicensable license to use and exploit GTC's existing and future (to the extent not included in the Resulting Technology with respect to which ASTRA will *
                                   ) Helicobacter spp inventions (patentable or
                 not), products, formulae, processes, techniques, discoveries, improvement, information, data and knowledge, as amended, improved or modified from time to time (herein collectively referred to as "GTC Helicobacter Technology") to develop, research, manufacture, use, sell and distribute pharmaceutical products, Vaccines and diagnostic products (whether related to Helicobacter Spp or not) including, without limitation, Pharmaceutical Products, Vaccine Products and Diagnostic Products. The term GTC Helicobacter Technology shall include, but not be limited to, the Helicobacter Data Base and the elements described in Exhibit 2 hereto.

       6.        RESULTING TECHNOLOGY

       6.1                               *                       any and all
                 inventions (patentable or not), products, formulae; processes, techniques, discoveries, improvements, information, data and knowledge and any other results conceived, developed or generated under the Research Collaboration, as exemplified in
                 Exhibit 3 hereto, (whether related to Helicobacter Spp or not), and all intellectual property and other rights related thereto hereinafter collectively referred to as "Resulting Technology".
                 Although       *        is "whether related to Helicobacter Spp
                 or not", the parties acknowledge that GTC's obligations with
                 respect to the Research Collaboration are limited to   *
                 Helicobacter Spp. Without affecting       *          to the
                 Resulting Technology the inventorship of all inventions included in Resulting Technology shall be determined in
                 accordance with the patent laws of the United States.   *
                 GTC shall be the owner of        *              and ASTRA shall
                 have under GTC's patents and other intellectual property rights
                 from time to time a non-exclusive         *             license
                 (but without the right to grant sublicenses         *
                              ) to use and exploit the          *
                 conceived, developed or generated by GTC as a result of the


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                 research to be performed under this Agreement to develop,
                 research, manufacture, use, sell and distribute pharmaceutical products, Vaccines and diagnostic products (whether related to Helicobacter Spp or not) including, without limitation, Pharmaceutical Products, Vaccine Products and Diagnostic
                 Products.                          *











       7.        ACCESS TO RESULTING TECHNOLOGY AND GTC HELICOBACTER TECHNOLOGY

       7.1 Software and components thereof, either existing or developed, needed to pursue searches in the Helicobacter Data Base and to process, interpret or analyze the data therefrom including reconstruction of gene components is herein collectively referred to as "Software Technology". Software Technology does not include any software used in the creation of, as opposed to access to or analysis, processing and interpretation of the Helicobacter Data Base. To the extent Software Technology is proprietary to GTC, ASTRA shall have a non-exclusive, perpetual, worldwide license (but without the right to grant
                 sublicenses                *                 ) to use the same
                 for access to, and analysis, processing and interpretion of, the Helicobacter Data Base and for no other purpose. The Software Technology which is not proprietary to GTC and the Software Technology which is in the public domain is listed in
                 Exhibit 5 hereto. GTC has              *


                                                                   ASTRA shall
                 obtain licenses to Software Technology which is not proprietary to GTC at no expense to GTC.

       7.2 Promptly following the Effective Date, GTC shall deliver to ASTRA electronic and hard copies of the annotated Helicobacter Data Base as well as an outline of the methodologies and procedures used to obtain data and for sequence analysis. Current updates will be furnished to ASTRA periodically not less than on a monthly basis provided there is information that requires updating.

       7.3 ASTRA will also have direct access to raw sequence data via GTC and to other work resulting from the collaboration under this Agreement including, but not limited to, targeted sequencing data, comparative sequence data, gene mapping data, representational difference analysis data, structural modelling data, gene expression and protein expression data, gene mutation data, molecular genetic methodologies and technologies, protein purification procedures, and biochemical and screening assay methodologies.


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       7.4       Upon request and from time to time, ASTRA will also have access
                 to the           *           conceived, developed or generated
                 by GTC as a result of the research to be performed under this Agreement, the GTC Helicobacter Technology and the Resulting Technology, including, without limitation, (i) samples of all plasmids/E. coli strains carrying these plasmids which have been sequenced and used to construct the Helicobacter Data
                 Base, (ii) provisions of strain which has been sequenced, and access to other Helicobacter strains in GTC collection and
                 (iii) all gene libraries, mutants and vectors constructed, genes subcloned, amplified PCR products, proteins purified under work described in Exhibit 1 "Research Plan" or other work resulting from the collaboration.

       7.5 To the extent practicable, ASTRA's access as contemplated by this Article 7 will at all times be via computer network with 24 hours accessibility except for downtime required to maintain or otherwise service the database. Except for access via computer network, ASTRA's access will be during normal business hours and upon reasonable notice granting ASTRA treatment and priority not less favorable than granted to GTC's other collaborators.

       8.        INTELLECTUAL PROPERTY RIGHTS

       8.1 Each party agrees to use all reasonable efforts to see to it that all its employees and other persons engaged by it, are committed in such a way that the rights to the GTC Helicobacter
                 Technology,          *           Software Technology, to the
                 extent proprietary to GTC, and the Resulting Technology are secured to the effect described in Articles 5.1 and 6.1.

       8.2 The procurement, maintenance, defense and actions for infringement of patents and other intellectual property rights related to Resulting Technology and (for so long as ASTRA's license according to Article 5 is on an exclusive basis) GTC
                 Helicobacter Technology, excluding           *            (the
                 "IP-Rights") are the concern of ASTRA. ASTRA shall handle such matters at its own cost and discretion subject to Articles 8.3
                 - 8.4:

       8.3 GTC shall at ASTRA's expense cooperate fully in the preparation, filing, prosecution, maintenance, defense and actions for infringement of the IP-Rights, executing all papers and instruments and taking other reasonable measures or requiring members of GTC to execute such papers and instruments or to take other reasonable measures so as to enable ASTRA to accomplish the foregoing, Article 8.2, in its own name in any country. Each party shall provide to the other prompt notice as to all substantial matters which come to its attention and which relates to the preparation, filing, prosecution maintenance, defense or infringement of the IP-Rights.

       8.4 If ASTRA or its sublicensee elects to commence an action for infringement and GTC is a legally indispensable party to such action, GTC shall have the right to assign to ASTRA all of GTC's right, title and interest in each patent which is the subject of such action. In the event that GTC makes such an assignment, such assignment shall be irrevocable, and such action by


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                  ASTRA on that patent or patents shall thereafter be brought or continued without GTC as a party. Notwithstanding any such assignment to ASTRA by GTC and regardless of whether GTC is or is not an indispensable party, GTC shall cooperate fully with ASTRA in connection with any such action. In the event that any patent is assigned to ASTRA by GTC, pursuant to this paragraph, such assignment shall require ASTRA to continue to meet its obligations under this Agreement as if the assigned patent or patent application were still licensed to ASTRA.

     8.5 No settlement, or consent judgment of any suit to which GTC is a party may be entered into without the consent of GTC, which consent shall not be unreasonably withheld. No consent shall be required if the relief against GTC is solely monetary and ASTRA agrees to hold GTC harmless therefrom.

     8.6 Recoveries or reimbursements from actions for infringement as contemplated by this Article 8 shall first be applied to reimburse ASTRA and GTC for litigation costs. Recoveries or reimbursements representing lost sales or profits of a Product shall be shared by ASTRA * and GTC * . Any remaining recoveries or reimbursements representing infringement of GTC Helicobacter Technology shall be shared by ASTRA * and GTC
                   * . Any remaining recoveries or reimbursements representing infringement of Resulting Technology shall be retained by ASTRA.

     8.7 In the event that a declaratory judgment action alleging invalidity of any of the GTC Helicobacter Technology shall be brought against ASTRA or GTC, GTC at its sole option, shall have the right to intervene at its own expense subject to ASTRA's right to control the process.

     8.8 ASTRA may, at its own discretion, renounce its claims to certain rights included in the IP-Rights, whereupon ASTRA shall have no responsibilities or liabilities in relation to such IP-Rights. ASTRA shall promptly notify GTC of any such renouncement and GTC shall have the option of acquiring such IP-Rights without paying any compensation to ASTRA.


     9            CONFIDENTIALITY

     9.1 Each party hereby agrees and undertakes to hold and maintain in strict confidence and not disclose to any third party for any reason any information of a confidential nature about the other party's or its collaborators research, development, use manufacture, sale or distribution of products which a party may learn in connection with the activities contemplated by this Agreement and not to use such information for other purposes than performing the Research Collaboration and pursuing to the terms and conditions of this Agreement. Furthermore, ASTRA agrees and undertakes (except with regard to bona fide collaborators bound by obligations of confidentiality similar to those contained herein) to hold and maintain in strict confidence and not disclose to any third
                  party for any reason any information about         *         .



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                  The restrictions of confidentiality and use set forth above in this Article 9.1 shall not apply to information:

                  a) which at the time of disclosure is in the public domain;

                  b) which after disclosure becomes part of the public domain by publication or otherwise except by breach of the undertakings hereunder by the receiving party;

                  c) which the receiving party can establish by competent proof was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the disclosing party;

                  d) which the receiving party can establish by competent proof was subsequently developed by the receiving party without access to information of the disclosing party; or

                  e) which the receiving party can establish by competent proof was lawfully received from a third party without restriction on confidentiality.

     9.2                    *                GTC agrees and undertakes to
                                              *

                                             pursuing to the terms and
                  conditions of this Agreement.

     9.3          It is understood that ASTRA shall             *

                                                                            if
                  and when GTC should terminate this Agreement pursuant to
                  Article 10.2, 10.3 or 10.7 then ASTRA shall        *
                                                       in accordance with the
                  rules set out in Article 9.1.

     9.4 In order to secure the obligations set forth in Article 9 the parties agree to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure and use of information subject to confidentiality, including restricting access to such information to such of its employees as are bound to keep such information confidential and need to have such access for the purpose of this Agreement.

     9.5          The undertakings set forth in this Article 9 shall be valid
                  during the term of this Agreement and     *     years
                  thereafter.


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     10.          TERM

     10.1         (a)   This Agreement shall become effective as of the date
                        first above written and shall, remain in force until terminated as herein provided. This Agreement shall terminate automatically when ASTRA cease to be under an obligation to effect the royalty payments specified in
                        Article 4.6.

                  (b) The Research Collaboration shall become effective as of the date first above written and shall remain in force for a period of four (4) years, provided that ASTRA shall have the right to terminate the Research Collaboration by six (6) months prior written notice to GTC given at any time after the second anniversary of the date hereof. Termination of the Research Collaboration contemplated by this Agreement shall have no effect on the term of this Agreement.

     10.2 In the event ASTRA fails to make payments due hereunder, GTC shall have the right to terminate this Agreement upon sixty
                  (60) days written notice specifying such failure and its claim of right to terminate, unless ASTRA makes such payments plus interest within the sixty (60) days notice period. If payments are not so made GTC may immediately terminate this Agreement.

     10.3 In the event that either party shall be in default in the performance of any of its material obligations under this Agreement (other than as provided in 10.2 above which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the date of notice in writing specifying such default and its claim of right to terminate, the other may terminate this Agreement by written notice in addition to any other remedies available to it by law or equity.

     10.4 Notwithstanding Articles 10.2 and 10.3 a party shall not have the right to terminate this Agreement in the event the other party has initiated a procedure pursuant to Article 12 to resolve the dispute for which termination is being sought.

     10.5         (a)   In the event ASTRA  any time  following the     *
                        anniversary of the Effective Date upon request by GTC is unable to reasonably demonstrate that it or its collaborators are [actively] engaged in research, development or commercialization of the GTC Helicobacter
                        Technology or the Resulting Technology, GTC may terminate this Agreement by written notice with the consequences elaborated under Article 11.1 . In making this determination there shall be taken into account the normal course of such programs conducted with sound and reasonable business practices and judgment which have had commercial success.


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                  (b)    Notwithstanding, the diligence required by 10.5 (a)
                         shall not apply for any year of the term of this Agreement in which a milestone payment of at least
                             * is also payable (if a lesser or no milestone is payable, ASTRA may satisfy this condition by paying the difference or all, as the case may be) or ASTRA is
                         supporting at least    *      man-years at GTC engaged
                         in the research under this Agreement.

                  (c)    In the event ASTRA any time following the      *
                         anniversary of the Effective Date upon request by GTC is unable to reasonably demonstrate that it or its collaborators are actively engaged in research, development or commercialization of the GTC Helicobacter Technology or the Resulting Technology in Pharmaceutical Products or Vaccine Products, GTC may terminate this Agreement by written notice, with the consequences elaborated under Article 11.1. In making this determination there shall be taken into account the normal course of such programs conducted with sound and reasonable business practices and judgment which have had commercial success.

                  (d)    In the event ASTRA  any time  following the    *
                         anniversary of the Effective Date upon request by GTC is unable to reasonably demonstrate that it or its collaborators are actively engaged in research, development or commercialization of the GTC Helicobacter Technology or the Resulting Technology in Diagnostic Products, GTC may convert the licenses granted to ASTRA under this Agreement into non-exclusive licenses with respect to diagnostic products by written notice, with the consequences elaborated under Article 11.2. In making this determination there shall be taken into account the normal course of such programs conducted with sound and reasonable business practices and judgment which have had commercial success.

                  (e)    Notwithstanding, the diligence required by Article 10.5
                         (c) shall not apply for any year of the term of this Agreement in which milestone payments of at least
                              *       are also payable (if a lesser or no
                         milestone is payable, ASTRA may satisfy this condition by paying the difference or all, as the case may be).

                  (f) Notwithstanding, the diligence required by 10.5 (d) shall not apply for any year of the term of this
                         Agreement in which a milestone payment of at least
                              *       is also payable (if a lesser or no
                         milestone is payable, ASTRA may satisfy this condition
                         by paying the difference or all, as the case may be) or
                         ASTRA is supporting at least     *     man-years at GTC
                         engaged in the research under this Agreement.

     10.6         ASTRA may, at its own discretion, terminate this Agreement by
                        * prior written notice to GTC given at any time after the sixth anniversary of the Effective Date.

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
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     10.7         In the event that either party shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, the other shall have the right to terminate this entire Agreement immediately upon giving such party written notice of such termination.


     11.          CONSEQUENCES OF TERMINATION

     11.1         In the event this Agreement is terminated pursuant to Article
                  10.1 (a), 10.5 (a) or (c) or 10.6

                  (a) ASTRA s exclusive license of the GTC Helicobacter Technology contemplated by Article 5 will be converted into a non-exclusive license all other term and conditions remaining unchanged.

                  (b) With respect to IP-Rights included in the Resulting Technology, (i) ownership of all patents invented solely by GTC shall be assigned to GTC and GTC shall be deemed to have granted ASTRA a non-exclusive license thereto on the same terms and conditions as with regard to the GTC Helicobacter Technology, and (ii) ownership of all patents invented solely by ASTRA or jointly with
                         GTC shall        *          and, except for IP-Rights
                         representing ASTRA's proprietary interest in a Product,
                                                     *

                                        .  Invented solely by a party means not
                         invented jointly with the other party or a collaborator of the other party.

                  (c)    ASTRA's non-exclusive  license of the       *
                                      conceived, developed or generated by GTC
                         as a result of the research to be performed under this Agreement contemplated by Article 6 will remain unchanged.


                  (d) ASTRA's non-exclusive license of the Software Technology which is proprietary to GTC contemplated by
                         Article 7 will remain unchanged.

                  (e) Notwithstanding the above, in the event this Agreement is terminated pursuant to Article 10.5 (c) and ASTRA or its collaborators are engaged in research, development or commercialization of the GTC Helicobacter Technology or Resulting Technology in Diagnostic Product, ASTRA's exclusive license of the GTC Helicobacter Technology,
                                   *           and Software Technology shall
                         remain unchanged as far as concerns diagnostic products and IP-Rights included in the Resulting Technology relating to diagnostic products shall remain with ASTRA and being subject to no right of GTC.



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     11.2         In the event GTC should convert ASTRA's exclusive license
                  under this Agreement with respect to diagnostic products into a non-exclusive license pursuant to Article 10.5 (d) by reason of ASTRA being unable to reasonably demonstrate that it or its collaborators are actively engaged in research, development or commercialization of the GTC Helicobacter Technology or the Resulting Technology with respect to Diagnostic Products, then this Agreement shall nevertheless remain in effect in accordance with the terms hereof except that ASTRA shall no longer have an exclusive license under the GTC Helicobacter Technology, Software Technology which is proprietary to GTC or
                  the            *          conceived, developed or generated by
                  GTC as a result of the research to be performed under this
                  Agreement with respect to diagnostic products and      *


                  under the Resulting Technology.

     11.3         The              *               under 11.1 (b)(ii) and 11.2
                  above shall not apply to Resulting Technology arising out of
                  BONA FIDE collaborations by   *   with third parties if and to
                  the extent                    *                         by
                  undertakings to third parties resulting from such
                  collaboration and not primarily for the purpose of     *
                                       .

     11.4         If this Agreement is terminated by GTC pursuant to Articles
                  10.2 , 10.3 or 10.7 and without limiting any remedies which GTC may have at law or in equity by reason of such termination:

                  (a)    the license of the GTC Helicobacter Technology, the
                                   * conceived, developed or generated by GTC as a result of the research to be performed under this Agreement and the Software Technology which is proprietary to GTC will terminate and ASTRA will have no license with respect thereto

                  (b) GTC will be the owner of all patents and IP-Rights included in the Resulting Technology whether or not invented by GTC and ASTRA will have no license with respect thereto, and

                  (c) except for the technology covered by such patents and IP-Rights with respect to which GTC will thereupon have
                         exclusive rights,                *


                                                        .

     11.5         In the event this Agreement is terminated by ASTRA pursuant to
                  Article 10.3 or 10.7 and without limiting any remedies which ASTRA may have at law or in equity by reason of such termination:

                  a) GTC shall be deemed to have assigned to ASTRA all its rights, titles and interest in and to the GTC Helicobacter Technology, and



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                  b)     ASTRA will                  *                      the
                         Resulting Technology.

                  c) GTC shall be deemed to have granted to ASTRA in perpetuity, a non-exclusive worldwide, sublicensable,
                         royalty free, license under the         *
                         conceived, developed or generated by GTC as a result of the research to be performed under this Agreement and Software Technology proprietary to GTC.

     11.6 Upon termination, each party undertakes to execute all documents and to take all reasonable actions necessary or advisable to carry out the foregoing and to procure its employees and other persons engaged by it to do so.

     11.7 The obligation of ASTRA to pay royalties and milestones hereunder shall survive termination except for termination by ASTRA pursuant to Articles 10.1, 10.3 and 10.7. Termination shall not affect financial obligations hereunder accruing prior thereto.


     12.          GOVERNING LAW AND ARBITRATION

     12.1 This Agreement shall be governed and interpreted in accordance with the law of the Commonwealth of Massachusetts applicable to agreements executed and to be performed therein.

     12.2 Subject to the limitation stated in the final sentence of this section, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be exclusively settled under the then rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The demand for arbitration shall be filed within 180 days after the controversy or claim has arisen. Such arbitration shall be held in London, England. The award through arbitration shall be final and binding. Each party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.


     13           WARRANTIES AND REPRESENTATIONS

     13.1 Each party hereby represents and warrants to the other as follows:

                  (a) It is a corporation duly organized, validity existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all


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                         requisite power and authority, corporate or otherwise,
                         to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

                  (b) The execution, delivery and performance by it of this Agreement (including the grant of the rights and licenses referable to GTC Helicobacter Technology and
                                  * conceived, developed or generated by GTC as a result of the research to be performed under this Agreement and Software Technology which is proprietary to GTC ) has been duly authorized by all necessary corporate action and do not and will not

                         (i)   require any consent or approval of its
                               stockholders,

                         (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or

                         (iii) result in a breach or constitute a default
                               under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a party or by which it or its assets may be bound or affected.

                  (c) No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement (including the grant of the rights and licenses by GTC referable to GTC Helicobacter
                         Technology and           *            conceived,
                         developed or generated by GTC as a result of the research to be performed under this Agreement and Software Technology which is proprietary to GTC)

                  (d) This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement (including the grant of the rights and licenses by GTC referable to GTC
                         Helicobacter Technology and          *             and
                         Software Technology which is proprietary to GTC) or that would impede the diligent and complete fulfillment of its obligations hereunder.

                  (e) It is not debarred or suspended from receiving contracts from the United States, or Swedish government or other governmental authority or agency.

                  (f) Each party has disclosed to the other in good faith any and all material information relevant to the subject matter of this Agreement to such party's ability to observe and perform its obligations hereunder, and each party convenants on and after the Effective Date to provide to the


                                       22

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* Confidential Treatment Requested

                         other such additional material information which affects the subject matter of this Agreement or the ability of such party to observe and perform its obligations hereunder.

     13.2 GTC represents and warrants to ASTRA that, to the best of the information, knowledge and belief of GTC's officers:

                  (a) the GTC Helicobacter Technology is free of any liens, encumbrances, restrictions and other legal or equitable claims of any kind or nature,


                  (b) GTC has the right to grant the license of GTC Helicobacter Technology and, to the extent proprietary to GTC, Software Technology,

                  (c) GTC has not granted any license or sublicense or other rights to the GTC Helicobacter Technology and has not disclosed such technology or any part thereof to any third parties except as listed in EXHIBIT 6 hereto under obligations of confidentiality,


                  (d)    Without prejudice to the generality of the forgoing,
                                      * has been used for the development of
                         the GTC Helicobacter Technology and GTC is under no obligation to share or disclose this technology or any part thereof with any third party nor will ASTRA be under any such obligation and,

                  (e) EXHIBIT 5 hereto contains a complete and correct specification of all Software Technology which is not
                         proprietary to GTC and, when ASTRA has        *


                         ASTRA will, subject to the terms and conditions of * be in a position to utilize the software * to the same extent that GTC utilizes such software to fully enjoy all rights conferred upon it under this Agreement including but not limited to, accessing analyzing, processing and interpretion of the Helicobacter Data Base * the software currently being used by GTC
                         except            *           and except that GTC
                         shall have no liability to ASTRA by reason of the breach of this representation except to the extent that ASTRA's damage by reason thereof shall exceed
                           *  in the aggregate, and

                  (f)    Subject only to ASTRA                 *  Exhibit 5
                         hereto, there exists no circumstances relating to any claim, right or demand which in the reasonable judgment of GTC could adversely affect the enjoyment, use or exploitation of the rights and licenses granted to ASTRA under this Agreement in accordance with the terms and provisions set forth herein excluding circumstances which are generally known and excluding circumstance which are known by either Astra Hassle AB's officers or Astra Research Center


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*                        Inc' officers, including       *
                         or which should be known by the officers of a major pharmaceutical company and excluding circumstances the effect of which is immaterial to ASTRA. GTC undertakes not to knowingly contribute in any respect to the creation of any such claim, right or demand excluding any such contribution the effect of which is immaterial to ASTRA.

                         The foregoing representations in 13.2 shall not survive termination of this Agreement if terminated by GTC pursuant to 10.2, 10.3 and 10.7.


     14.          MISCELLANEOUS

     14.1 The parties agree to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. ASTRA hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by ASTRA or sublicensees, and that it will defend and hold GTC harmless in the event of any legal action of any nature occasioned by such violation.

     14.2 EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT GTC EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE GTC HELICOBACTER TECHNOLOGY,
                  RESULTING TECHNOLOGY,           *           OR SOFTWARE
                  TECHNOLOGY.

     14.3 GTC acknowledges that ASTRA, in addition to the Research Collaboration, has, and will continue individually, and together with third parties, the research, development, manufacture, and sale of pharmaceutical products, vaccine products, and diagnostic products against i.a. gastrointestinal infection or other disease caused by Helicobacter Spp which

                  (i)    may                   *


                  (ii)   may                  *                  and

                  (iii)  for which                    *

                             pursuant to this Agreement.


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                  GTC further acknowledges and agrees that GTC will be entitled to milestone payments and Net Sales royalty only with respect to such Products as are defined as Pharmaceutical Products, Vaccine Products and Diagnostic Products hereunder.

                  Neither party makes any representation or warranty to the other as to whether or not a Product will be developed under this Agreement.

     14.4         (a)    ASTRA shall indemnify, defend and hold harmless GTC and
                         its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the
                         "Indemnities"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement provided, however that the Indemnitee gives reasonable notice to ASTRA of any such claim or action, tender the defense of such claim or action to ASTRA and assists ASTRA, at ASTRA s expense, in defending such claim or action and does not compromise or settle such claim or action without ASTRA s prior written consent, provided, however, that ASTRA s indemnification of the Indemnitee hereunder shall not extend to any cost, claim, suit, expense or damage which arises or results from negligence or intentional misconduct of the Indemnitee, or any third party for whom GTC is responsible.

                  (b) ASTRA agrees, at its own expense, to provide attorneys reasonably acceptable to GTC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     14.5 This Agreement is nonassignable and any purported assignment hereof will be null and void without the prior written consent of the other except that either party may assign this Agreement to a transferee of all or substantially all of the business to which this Agreement relates.

     14.6 Written notices required to be given under this Agreement shall be addressed as follows:

                  If to GTC:

                  GENOME THERAPEUTICS CORPORATION
                  100 Beaver Street
                  Waltham, MA 02154

                  Attention:  Vice President, Business Development

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                  If to ASTRA:

                  ASTRA RESEARCH CENTER BOSTON INC

                          ------------------------------
                          ------------------------------
                          ------------------------------

                  Attention:  Hans G. Nilsson, Ph.D.

                  or such other address as either party may request in writing.

     14.7 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

     14.8         During the term of the research collaboration contemplated by
                  this Agreement and for a period of      *       thereafter
                  ASTRA HASSLE AB, including its Massachusetts research group, and GTC will not, directly or indirectly solicit or encourage any employee of the other party involved in the Research Collaboration to leave the employment of the other party.

     14.9 GTC acknowledges that it is GTC's responsibility to attract and retain personnel qualified to perform its obligations under this Agreement and that such obligation is an essential part of this Agreement. In particular, during the term of the Research Collaboration GTC will use all reasonable efforts to
                                                  *





     14.10 All press or other announcements which may be made or sent out by ASTRA or GTC in respect of this Agreement or the
                  collaboration contemplated thereby shall          *

                                           .  Exempted from the above are
                  announcements which one party is required to make under the rules of the relevant stock exchanges or applicable laws and regulations in which case the one party shall consult with the other party if time permits and reasonably observe the comments of the other party given as soon as possible. The obligation to consult shall not apply to disclosures in respect of this Agreement or the collaboration contemplated thereby required in reports required to be filed with governmental authorities or submitted to shareholders provided that such disclosure substantially is in relation to information which have previously been announced after consultation with the other party.



                                           26
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     14.11        Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other.

     14.12 No right, express or implied, is granted by this Agreement to use in any manner any trade name or trademark of GTC or ASTRA in connection with the performance of this Agreement or the exploitation of any license granted hereunder or otherwise; each party may make any legally required reference to the other in connection with such manufacture or sale of Product.

     14.13 This Agreement, including the Exhibits attached hereto (which shall form an integral part of this Agreement), constitutes and contains the entire understanding and agreement of the parties, and cancels and supersedes any and all prior negotiations, correspondence and understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.




                   --------------------------------------





In witness whereof, the parties hereto have executed this Agreement in two (2) copies on the date first above written.



ASTRA HASSLE AB                           GENOME THERAPEUTICS
                                          CORPORATION


By: /s/ Hakan Mogren                      By: /s/ Robert J. Hennessey
    -----------------------                   ---------------------------
Name:  Hakan Mogren                       Name:   Robert J. Hennessey

Title: Group Chief                        Title:  Chairman,
       Executive Officer                          Chief Executive Officer



                                      27

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                                                                       EXHIBIT 1

                                "RESEARCH PLAN"


     I. DATABASE DEVELOPMENT AND ANNOTATION

*



















     II. IDENTIFICATION OF THERAPEUTIC AND VACCINE TARGETS

*
























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*




























































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*















































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*































     III. ANALYSIS OF GENETIC DIVERSITY

*




























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*




















     IV. DEVELOPMENT OF BIOASSAYS

*

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*

* Confidential Treatment Requested

                                                                       EXHIBIT 2

                          GTC Helicobacter Technology


*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

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*

* Confidential Treatment Requested

                                                                       EXHIBIT 3

                             Resulting Technology

     Resulting Technology includes:

*

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                                                                       EXHIBIT 4

*


     includes:  *

     1)   *


     2)   *

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                                                                       EXHIBIT 5

                              Software Technology


NON-PROPRIETARY

*


*



*


*




PUBLIC DOMAIN:



                     *                   homology searching; part of


*





                     *                   database searching





                     *                   hypertext browser





                     *                   finding

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                                                                EXHIBIT 5 -cont-

                              Software Technology
                              Copies of Agreements










                                     [ * ]

* Confidential Treatment Requested

                                                                       EXHIBIT 6



           Third Party Disclosures under Confidential Disclosure Agreements

     GTC Consultants


*


*


Disclosure related to patent applications



U.S. Patent and Trademark Office

*

Third Party Due Diligence*

*


*


*Persons retained by ASTRA to assist in scientific due diligence